Exhibit 99.7

August [ ], 2022

Dear Shareholder,

I would like to thank you for being a valued shareholder and supporter of Navidea Biopharmaceuticals, Inc. In our efforts to create a closer and more transparent relationship with our shareholders, we have engaged Maxim Group LLC (“Maxim”), a registered broker-dealer with the United States Securities and Exchange Commission to assist us in collecting additional contact information. This information will be used to share information relating to our upcoming events, press releases, and additional content that may be of value to our shareholders, including with respect to our current rights offering.

To submit your information, please scan the QR code below or visit https://bit.ly/3RNK4jr

Maxim is the Dealer-Manager for the proposed rights offering (“Rights Offering,” described hereunder) to be undertaken by Navidea. Submission of any information is voluntary. By submitting this information, you are disclosing contact information to Maxim and Navidea in connection with the proposed Rights Offering and consent to receive communications from Navidea or Maxim in connection with the Rights Offering. Except for disclosure to Navidea in connection with the Rights Offering, the information disclosed to Maxim shall be maintained privately in accordance with Maxim’s Client Privacy Policy Disclosure (www.maximgrp.com/client-privacy/).

Pursuant to the Rights Offering, it is contemplated Navidea will distribute to holders of record of common stock and holders of the outstanding warrants issued to the underwriter in its public offering in 2019, Series D Preferred Stock, and Series F Preferred Stock subscription rights to subscribe to additional securities of Navidea. For complete terms associated with the Rights Offering, please review the Prospectus filed with the Securities and Exchange Commission, which can be accessed at www.sec.gov.

Thank you,

/s/ Michael S. Rosol

Michael S. Rosol, Ph.D.

Chief Medical Officer (Principal Executive Officer)
Navidea Biopharmaceuticals, Inc.